UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2010

PILGRIM’S PRIDE CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4845 US Highway 271 N. Pittsburg, Texas	75686-0093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (903) 434-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2010, Gary D. Tucker, the Principal Financial Officer of Pilgrim’s Pride Corporation (the “Company”), entered into a letter agreement with the Company (the “Letter Agreement”) pursuant to which Mr. Tucker’s annual base salary was increased from $250,215 to $300,000, effective June 1, 2010. The Letter Agreement provides that Mr. Tucker will be eligible to receive a target bonus equal to 50% of his annual base salary, contingent upon Mr. Tucker’s continued employment through the 2010 calendar year, as well as the Company making a threshold earnings goal. The bonus has been granted under the Company’s Short-Term Management Incentive Plan. The Company’s Compensation Committee has approved the terms of the Letter Agreement.

In addition, under the Letter Agreement, Mr. Tucker will receive a one-time cash payment equal to $650,000 payable upon the earliest of (i) the mandatory exchange transaction of the Company’s common stock for shares of common stock of JBS USA Holdings, Inc. (“JBS USA”) (the “Mandatory Exchange Transaction”), (ii) any similar event to the Mandatory Exchange Transaction whereby the Company would cease to be deemed a publicly-traded company or would merge with JBS USA and (iii) the date of termination of Mr. Tucker’s employment for any reason other than “Cause” (as defined in the Change in Control Agreement dated October 10, 2008 between Mr. Tucker and the Company (the “Change in Control Agreement”), the form of which was attached as Exhibit 10.4 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on October 27, 2008).

Mr. Tucker has also agreed to relocate his principal place of business from Pittsburg, Texas to Greeley, Colorado. The Letter Agreement provides that Mr. Tucker will be eligible to receive reimbursement of his reasonable temporary living expenses, other than automobile rental or expenses, through the Mandatory Exchange Transaction and the date of termination of Mr. Tucker’s employment, whichever occurs first.

Mr. Tucker’s Change in Control Agreement was terminated in connection with the Company and Mr. Tucker entering into the Letter Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date: June 16, 2010	By:	/S/ DON JACKSON
Don Jackson
Chief Executive Officer

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